Exhibit 99.1

MACY'S, INC.

FOR IMMEDIATE RELEASE

Contacts:
       Media - Jim Sluzewski
          513/579-7764
       Investor - Susan Robinson
          513/579-7780

MACY'S, INC. REPORTS THIRD QUARTER EARNINGS OF 8 CENTS
PER DILUTED SHARE FROM CONTINUING OPERATIONS
VS. 3 CENTS LAST YEAR

3Q Diluted EPS, excluding merger integration costs, is 10 cents -
at the top end of company guidance

    CINCINNATI, Ohio, November 14, 2007 - Macy's, Inc. today reported earnings of 8 cents per diluted share for the third quarter of 2007, ended Nov. 3, 2007. This compares with diluted earnings per share from continuing operations of 3 cents for the same 13-week period last year.

    Excluding May Company merger integration costs of $17 million ($10 million after tax or 2 cents per diluted share), third quarter diluted earnings per share were 10 cents. This is at the high end of the company's guidance for earnings of 5 cents to 10 cents per share excluding merger integration costs.

    The third quarter of 2006 included merger integration costs and related merchandise inventory adjustments of $145 million ($90 million after tax or 17 cents per diluted share). Excluding these items, diluted earnings per share from continuing operations were 20 cents for the third quarter of 2006.

    For the first three quarters of 2007, Macy's, Inc. reported diluted earnings per share from continuing operations of 35 cents per share, compared with 41 cents per share for the first three quarters of 2006. Excluding May Company merger integration costs of $150 million ($93 million after tax or 20 cents per diluted share), diluted earnings per share from continuing operations were 55 cents for the first three quarters of 2007. The first three quarters of 2006 included merger integration costs and related merchandise inventory adjustments of $451 million ($282 million after tax or 50 cents per diluted share), as well as gains on the sale of credit receivables of $191 million ($119 million after tax or 21 cents per diluted share). Excluding these items, as well as a tax refund that contributed 16 cents per diluted share, diluted earnings per share from continuing operations were 54 cents for the first three quarters of 2006.

    Terry J. Lundgren, Macy's, Inc. chairman, president and chief executive officer, said, "Despite the unseasonably warm weather in September and October, we were able to deliver third quarter same-store sales within our guidance and earnings per share at the top end of our guidance. We have a wide range of new and distinctive merchandise in our assortment for the holiday season at both Macy's and Bloomingdale's, and we believe we will compete successfully in the fourth quarter, despite what continues to be a challenging economic environment."

Sales

    Sales in the third quarter totaled $5.906 billion, an increase of 0.3 percent compared to total sales of $5.886 billion in the same period last year. On a same-store basis, Macy's, Inc.'s third quarter sales were down 0.8 percent. This is within the company's guidance for third quarter sales to be in the range of down 1 percent to up 1 percent.

    For the year to date, Macy's, Inc.'s sales totaled $17.719 billion, down 0.5 percent from total sales of $17.811 billion in the first 39 weeks of 2006. On a same-store basis, Macy's, Inc.'s year-to-date sales were down 1.0 percent.

    In the third quarter of 2007, the company opened four stores and closed one. Macy's opened stores in Northridge and Brea, CA, and Portland, OR. Bloomingdale's opened a store in Chevy Chase, MD. Macy's closed a store in Columbus, OH.

Operating Income

    Macy's, Inc.'s operating income totaled $183 million or 3.1 percent of sales for the quarter ended Nov. 3, 2007, compared to operating income of $134 million or 2.3 percent of sales for the same period last year. Macy's, Inc.'s third quarter 2007 operating income included $17 million in May Company integration costs. Excluding these costs, operating income for the third quarter of 2007 was $200 million or 3.4 percent of sales. Third quarter 2006 operating income included $145 million in May Company integration costs and related inventory valuation adjustments. Excluding these items, operating income for the third quarter of 2006 was $279 million or 4.7 percent of sales.

    For the first nine months of 2007, Macy's, Inc.'s operating income totaled $641 million or 3.6 percent of sales, compared to operating income of $576 million or 3.2 percent of sales for the same period last year. Macy's, Inc.'s operating income for the first nine months of 2007 includes $150 million in May Company integration costs. Excluding these costs, operating income for the first nine months of 2007 was $791 million or 4.5 percent of sales. Macy's, Inc.'s operating income for the first nine months of 2006 includes $451 million in May Company integration costs and related inventory valuation adjustments, as well as gains of $191 million on the sale of credit receivables. Excluding these items, operating income for the first nine months of 2006 was $836 million or 4.7 percent of sales.

Cash Flow

    Net cash provided by continuing operating activities was $285 million for the first nine months of 2007, compared with $1.971 billion for the first nine months of last year. The first nine months of 2006 included $1.860 billion in proceeds from the sale of proprietary credit receivables.

    Net cash used by continuing investing activities in the first nine months of 2007 was $618 million, compared with cash provided by continuing investing activities of $865 million in the first nine months of last year. The first nine months of 2007 included $96 million from the disposal of property and equipment, primarily from the sale of duplicate facilities associated with the May Company integration. In the first nine months of 2006, cash from continuing investing activities included the company's purchase of $1.141 billion in credit receivables from General Electric Capital Corporation, which then were sold to Citigroup for $1.323 billion (for a net increase of $182 million), as well as $1.047 billion in proceeds from the disposition of Lord & Taylor and $494 million from the disposal of property and equipment, primarily from the sale of approximately 60 duplicate store locations.

    Net cash used by continuing financing activities was $602 million in the first nine months of 2007, compared with $2.345 billion in cash used by continuing financing activities in the first nine months of last year. The company issued $2.9 billion in debt in the first nine months of 2007.

    The company repurchased approximately 2.7 million shares of its common stock for a total of approximately $84 million in the third quarter of 2007. In the first nine months of 2007, the company repurchased approximately 72.2 million shares of its common stock for approximately $3 billion. At Nov. 3, 2007, the company had remaining authorization to repurchase up to approximately $1.17 billion of its common stock.

Looking Ahead

    Macy's, Inc. expects same-store sales in the range of down 2 percent to up 1 percent in the fourth quarter of 2007. Given the calendar shift (with fiscal November ending one week later in 2007 than in 2006), November same-store sales are expected to be significantly higher, with December expected to be below last year. For fiscal 2007 as a whole, same-store sales are expected in the range of down 0.3 percent to down 1.3 percent.

    Total sales are expected to be $8.7 billion to $8.9 billion in the fourth quarter of 2007. (Note that the fourth quarter of 2007 has one less week than the fourth quarter of 2006.) For fiscal 2007 as a whole, total sales are expected to be $26.4 billion to $26.6 billion.

    Earnings per diluted share, excluding merger integration costs, are expected to be $1.70 to $1.80 in the fourth quarter. Merger integration costs for the fourth quarter are expected to be between $60 million to $70 million, most of which will be non-cash charges.

    Macy's, Inc., with corporate offices in Cincinnati and New York, is one of the nation's premier retailers, with fiscal 2006 sales of $27 billion. The company operates more than 850 department stores in 45 states, the District of Columbia, Guam and Puerto Rico under the names of Macy's and Bloomingdale's. The company also operates macys.com, bloomingdales.com and Bloomingdale's By Mail. Prior to June 1, 2007, Macy's, Inc. was known as Federated Department Stores, Inc.

    All statements in this press release that are not statements of historical fact are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based upon the current beliefs and expectations of Macy's management and are subject to significant risks and uncertainties. Actual results could differ materially from those expressed in or implied by the forward-looking statements contained in this release because of a variety of factors, including conditions to, or changes in the timing of, proposed transactions, prevailing interest rates, competitive pressures from specialty stores, general merchandise stores, manufacturers' outlets, off-price and discount stores, new and established forms of home shopping (including the Internet, mail-order catalogs and television) and general consumer spending levels, including the impact of the availability and level of consumer debt, the effect of weather and other factors identified in documents filed by the company with the Securities and Exchange Commission.

(NOTE: Additional information on Macy's, Inc., including past news releases, is available at www.macysinc.com/pressroom. A webcast of Macy's third quarter earnings call with analysts will be held beginning at 10:30 a.m. ET on Wednesday, November 14. The webcast is accessible to the media and general public either via the company's Web site at www.macysinc.com or by calling in on 1-800-474-8920 passcode 3413873. The webcast will be archived for replay beginning approximately two hours after the conclusion of the live call.)

MACY'S, INC.

Consolidated Statements of Operations (Unaudited) (Note 1)

(All amounts in millions except percentages and per share figures)

	13 Weeks Ended
	November 3, 2007		October 28, 2006
	$	% to Net sales	$	% to Net sales

Net sales	$5,906		$5,886

Cost of sales - recurring (Note 2)	3,585	60.7%	3,513	59.7%

Gross margin - recurring	2,321	39.3%	2,373	40.3%

Inventory valuation adjustments - May integration (Note 3)	-	-%	(28)	(0.5%)

Gross margin	2,321	39.3%	2,345	39.8%

Selling, general and administrative expenses	(2,121)	(35.9%)	(2,094)	(35.6%)

May integration costs (Note 4)	(17)	(0.3%)	(117)	(1.9%)

Operating income	183	3.1%	134	2.3%

Interest expense - net	(145)		(104)

Income from continuing operations before income taxes	38		30

Federal, state and local income tax expense (Note 5)	(5)		(10)

Income from continuing operations	33		20

Discontinued operations, net of income taxes (Note 6)	-		(23)

Net income (loss)	$ 33		$ (3)

Basic earnings (loss) per share:
Income from continuing operations	$ .08		$ .03
Loss from discontinued operations	-		(.04)
Net income (loss)	$ .08		$ (.01)

Diluted earnings (loss) per share (Note 7):
Income from continuing operations	$ .08		$ .03
Loss from discontinued operations	-		(.04)
Net income (loss)	$ .08		$ (.01)

Average common shares:
Basic	434.2		541.7
Diluted	438.1		549.9

End of period common shares outstanding	433.0		530.8

Depreciation and amortization expense	$ 321		$ 315

MACY'S, INC.
Consolidated Statements of Operations (Unaudited) (Note 1)

Notes:

(1) Because of the seasonal nature of the retail business, the results of operations for the 13 weeks ended November 3, 2007 and October 28, 2006 (which do not include the Christmas season) are not necessarily indicative of such results for the fiscal year. The May Department Stores Company ("May") was acquired August 30, 2005. The Lord & Taylor division and the Bridal Group, consisting of David's Bridal, After Hours Formalwear and Priscilla of Boston, were subsequently sold to third parties. The sale of the Lord & Taylor division was completed in October 2006, the sale of David's Bridal and Priscilla of Boston was completed in January 2007 and the sale of After Hours Formalwear was completed in April 2007.

(2) Merchandise inventories are primarily valued at the lower of cost or market using the last-in, first-out (LIFO) retail inventory method. Application of this method did not impact cost of sales for the 13 weeks ended November 3, 2007 or October 28, 2006.

(3) Represents inventory valuation adjustments associated with the combination and integration of Macy's and May's merchandise assortments.

(4) Represents costs and expenses associated with the integration and consolidation of May's operations into Macy's operations, including costs related to closed locations, system conversion costs and costs related to other operational consolidations.

(5) The income tax expense for the 13 weeks ended November 3, 2007 reflects approximately $10 million of tax benefits related to the adjustment or settlement of various tax issues.

(6) Represents the results of operations of Lord & Taylor and the Bridal Group. For the 13 weeks ended October 28, 2006, discontinued operations also included the loss on disposal of the Lord & Taylor division of $63 million on a pre-tax basis, or $38 million after income taxes, or $.07 per diluted share.

(7) For the 13 weeks ended November 3, 2007 and October 28, 2006, May integration costs and related inventory valuation adjustments (see Notes 3 and 4) amounted to $.02 and $.17 per diluted share, respectively.

MACY'S, INC.

Consolidated Statements of Income (Unaudited) (Note 1)

(All amounts in millions except percentages and per share figures)

	39 Weeks Ended
	November 3, 2007		October 28, 2006
	$	% to Net sales	$	% to Net sales

Net sales	$17,719		$17,811

Cost of sales - recurring (Note 2)	10,656	60.1%	10,610	59.6%

Gross margin - recurring	7,063	39.9%	7,201	40.4%

Inventory valuation adjustments - May integration (Note 3)	-	-%	(168)	(0.9%)

Gross margin	7,063	39.9%	7,033	39.5%

Selling, general and administrative expenses	(6,272)	(35.4%)	(6,365)	(35.8%)

May integration costs (Note 4)	(150)	(0.9%)	(283)	(1.6%)

Gains on the sale of accounts receivable (Note 5)	-	-%	191	1.1%

Operating income	641	3.6%	576	3.2%

Interest expense - net (Note 6)	(407)		(341)

Income from continuing operations before income taxes	234		235

Federal, state and local income tax expense (Note 7)	(75)		(7)

Income from continuing operations	159		228

Discontinued operations, net of income taxes (Note 8)	(16)		34

Net income	$ 143		$ 262

Basic earnings (loss) per share:
Income from continuing operations	$ .35		$ .42
Income (loss) from discontinued operations	(.03)		.06
Net income	$ .32		$ .48

Diluted earnings (loss) per share (Note 9):
Income from continuing operations	$ .35		$ .41
Income (loss) from discontinued operations	(.04)		.06
Net income	$ .31		$ .47

Average common shares:
Basic	451.4		548.0
Diluted	457.4		555.7

End of period common shares outstanding	433.0		530.8

Depreciation and amortization expense	$ 977		$ 945

MACY'S, INC.
Consolidated Statements of Income (Unaudited) (Note 1)

Notes:

(1) Because of the seasonal nature of the retail business, the results of operations for the 39 weeks ended November 3, 2007 and October 28, 2006 (which do not include the Christmas season) are not necessarily indicative of such results for the fiscal year. The May Department Stores Company ("May") was acquired August 30, 2005. The Lord & Taylor division and the Bridal Group, consisting of David's Bridal, After Hours Formalwear and Priscilla of Boston, were subsequently sold to third parties. The sale of the Lord & Taylor division was completed in October 2006, the sale of David's Bridal and Priscilla of Boston was completed in January 2007 and the sale of After Hours Formalwear was completed in April 2007.

(2) Merchandise inventories are primarily valued at the lower of cost or market using the last-in, first-out (LIFO) retail inventory method. Application of this method did not impact cost of sales for the 39 weeks ended November 3, 2007 or October 28, 2006.

(3) Represents inventory valuation adjustments associated with the combination and integration of Macy's and May's merchandise assortments.

(4) Represents costs and expenses associated with the integration and consolidation of May's operations into Macy's operations, including costs related to closed locations, system conversion costs and costs related to other operational consolidations. May integration costs for the 39 weeks ended October 28, 2006 were partially offset by gains from the sale of Macy's locations.

(5) Represents the gains recognized on the sale of Macy's remaining proprietary and non-proprietary credit card accounts and related receivables. For the 39 weeks ended October 28, 2006, the after-tax net gain amounted to $.21 per diluted share.

(6) Interest expense for the 39 weeks ended October 28, 2006 included approximately $17 million of interest income related to the settlement of various tax examinations (see Note 7).

(7) The income tax expense for the 39 weeks ended November 3, 2007 reflects approximately $10 million of tax benefits related to the adjustment or settlement of various tax issues. The income tax expense for the 39 weeks ended October 28, 2006 reflected approximately $80 million of tax benefits related to the settlement of various tax examinations, primarily attributable to losses related to the disposition of a former subsidiary. The total impact of the tax settlement in the 39 weeks ended October 28, 2006, including interest income (see Note 6), amounted to $.16 per diluted share.

(8) Represents the results of operations of Lord & Taylor and the Bridal Group. For the 39 weeks ended November 3, 2007, discontinued operations includes the loss on disposal of After Hours Formalwear of $7 million on a pre-tax and after-tax basis, or $.01 per diluted share. For the 39 weeks ended October 28, 2006, discontinued operations also included the loss on disposal of the Lord & Taylor division of $63 million on a pre-tax basis, or $38 million after income taxes, or $.07 per diluted share.

(9) For the 39 weeks ended November 3, 2007 and October 28, 2006, May integration costs and related inventory valuation adjustments (see Notes 3 and 4) amounted to $.20 and $.50 per diluted share, respectively.

MACY'S, INC.

Consolidated Balance Sheets (Unaudited)

(millions)

	November 3,	February 3,	October 28,
	2007	2007	2006
ASSETS:
Current Assets:
Cash and cash equivalents	$ 275	$ 1,211	$ 771
Accounts receivable	459	517	488
Merchandise inventories	7,012	5,317	7,032
Supplies and prepaid expenses	261	251	268
Assets of discontinued operations	-	126	962
Total Current Assets	8,007	7,422	9,521

Property and Equipment - net	11,072	11,473	11,329
Goodwill	9,139	9,204	9,192
Other Intangible Assets - net	842	883	893
Other Assets	609	568	710

Total Assets	$29,669	$29,550	$31,645

LIABILITIES AND SHAREHOLDERS' EQUITY:
Current Liabilities:
Short-term debt	$ 1,634	$ 650	$ 657
Accounts payable and accrued liabilities	6,097	4,944	6,381
Income taxes	6	665	409
Deferred income taxes	177	52	64
Liabilities of discontinued operations	-	48	240
Total Current Liabilities	7,914	6,359	7,751

Long-Term Debt	9,097	7,847	7,953
Deferred Income Taxes	1,464	1,728	1,827
Other Liabilities	1,754	1,362	1,040
Shareholders' Equity	9,440	12,254	13,074

Total Liabilities and Shareholders' Equity	$29,669	$29,550	$31,645

MACY'S, INC.

Consolidated Statements of Cash Flows (Unaudited)

(millions)

	39 Weeks Ended November 3, 2007	39 Weeks Ended October 28, 2006
Cash flows from continuing operating activities:
Net income	$ 143	$ 262
Adjustments to reconcile net income to net cash provided by continuing operating activities:
(Income) loss from discontinued operations	16	(34)
Gains on the sale of accounts receivable	-	(191)
Stock-based compensation expense	48	73
May integration costs	150	451
Depreciation and amortization	977	945
Amortization of financing costs and premium on acquired debt	(24)	(48)
Changes in assets and liabilities:
Proceeds from the sale of proprietary accounts receivable	-	1,860
Decrease in proprietary and other accounts receivable not separately identified	57	235
Increase in merchandise inventories	(1,695)	(1,757)
Increase in supplies and prepaid expenses	(10)	(58)
Decrease in other assets not separately identified	2	18
Increase in accounts payable and accrued liabilities not separately identified	948	560
Decrease in current income taxes	(328)	(305)
Decrease in deferred income taxes	(17)	(36)
Increase (decrease) in other liabilities not separately identified	18	(4)
Net cash provided by continuing operating activities	285	1,971

Cash flows from continuing investing activities:
Purchase of property and equipment	(700)	(804)
Capitalized software	(81)	(61)
Proceeds from the disposition of After Hours Formalwear	66	-
Proceeds from hurricane insurance claims	1	7
Disposition of property and equipment	96	494
Proceeds from the disposition of Lord & Taylor	-	1,047
Repurchase of accounts receivable	-	(1,141)
Proceeds from the sale of repurchased accounts receivable	-	1,323
Net cash provided (used) by continuing investing activities	(618)	865

MACY'S, INC.

Consolidated Statements of Cash Flows (Unaudited)

(millions)

	39 Weeks Ended November 3, 2007	39 Weeks Ended October 28, 2006
Cash flows from continuing financing activities:
Debt issued	2,918	46
Financing costs	(18)	(1)
Debt repaid	(647)	(1,521)
Dividends paid	(173)	(208)
Increase in outstanding checks	65	105
Acquisition of treasury stock	(3,003)	(1,118)
Issuance of common stock	256	352
Net cash used by continuing financing activities	(602)	(2,345)

Net cash provided (used) by continuing operations	(935)	491

Net cash provided by discontinued operating activities	7	79
Net cash used by discontinued investing activities	(7)	(78)
Net cash provided (used) by discontinued financing activities	(1)	31
Net cash provided (used) by discontinued operations	(1)	32

Net increase (decrease) in cash and cash equivalents	(936)	523
Cash and cash equivalents at beginning of period	1,211	248

Cash and cash equivalents at end of period	$ 275	$ 771